Exhibit 5.1

April 8, 2014

Board of Directors

Stevia Corp.

7117 US 31 S,

Indianapolis, IN 46227

Re: Opinion of Counsel for Registration Statement on Form S-1

To Whom It May Concern:

We act as counsel to Stevia Corp., a Nevada corporation (the “Company”), in connection with the registration of 47,898,931 shares of the Company’s common stock (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), of which up to 20,296,139 Shares will be issued upon the exercise of warrants to purchase shares of common stock of the Company, up to 10,674,182 Shares are issuable upon the conversion of the principal amount of a Senior Convertible Note issued March 3, 2014 to Nomis Bay Ltd. (“Nomis Bay”), up to 508,905 Shares issuable upon the conversion of interest accrued under a Senior Convertible Note issued March 3, 2014 to Nomis Bay, up to 12,809,018 Shares are issuable upon the conversion of the principal amount of a Senior Convertible Note to be issued by the Company to Nomis Bay, up to 610,687 Shares are issuable upon the conversion of the interest to be accrued under a Senior Convertible Note to be issued to Nomis Bay, and 3,000,000 Shares issuable upon the conversion of a promissory note issued July 10, 2013 to JMJ Financial (the “Notes”), and all of which will be sold by the selling security holders of the Company as defined and further described in the Company’s registration statement on Form S-1 (the “Registration Statement”) filed under the Securities Act.

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the laws applicable to the State of Nevada.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the “Prospectus”), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion; (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof; (iii) the Company receives, to the extent applicable, the consideration set forth in the warrants; and (iv) the Notes are converted into Shares pursuant to the terms of such applicable Notes; we are of the opinion that the Shares issued are legally issued, fully paid and nonassessable, and the Shares to be issued will be legally issued, fully paid and nonassessable.

We hereby consent in writing to the reference to this firm under the caption “Interests of Named Experts and Counsel” in the Prospectus included in the Registration Statement and the use of our opinion as an exhibit to the Registration Statement and any amendment thereto. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP